ACE HARDWARE CORPORATION



                     OFFICER INCENTIVE PLANS



                            JUNE 1994









































                    ACE HARDWARE CORPORATION
                     OFFICER INCENTIVE PLAN



1.   ESTABLISHMENT AND PURPOSE

     The Officer Incentive Compensation Plan is hereby amended, restated and retitled as the Officer Incentive Plan.
     Ace Hardware Corporation (the Corporation) has established this officer incentive program to provide key officers with financial motivation to act in the best interests of the Corporation. The program consists of a Short-Term Incentive Plan (the ST Plan) and a Value Added Long-Term Incentive Plan (the VA Plan). More specifically, the goals of the program are to:

      - Provide award opportunities which balance short- and long-term performance orientations,

      - Provide a strong retention vehicle,

      - Provide significant compensation opportunities in return for outstanding performance,

      - Reward performance measured over both short- and long-term performance periods,

      - Measure the elements of value which participants can impact, and

      - Provide a performance component for capital accumulation through the long-term incentive compensation deferral option plan.


2.   EFFECTIVE DATES

     The ST Plan is effective as of fiscal year 1994. The VA Plan is effective for the three-year period Fiscal Year 1992 through Fiscal Year 1994. It will continue in effect for each subsequent rolling three-year period until and unless terminated by the Board of Directors (the Board).


3.   ELIGIBILITY AND PARTICIPATION

     Participants in the Program shall include those key employees of the Corporation who meet the following eligibility criteria:

       Have an impact on both short- and long-term results,

       Are in positions with long-result cycle timeframes, and

       Manage distinct functions or business units.


Based on these characteristics, the Program will initially apply to all officers, except the CEO/President, as designated on Exhibit A. Effective January 1, 1995, the President/COO will become eligible. The Chief Executive Officer, and or President, may at any time recommend to the Board the addition or deletion of Program Participants. The Board will have final authority to approve or disapprove such recommendations. Existing Participants' award opportunities will not be positively or negatively affected by the addition or deletion of Participants.


4.   DEFINITIONS OF KEY TERMS

     The key terms of the Program are defined in this section:

     a. "Participant" means any officer designated to participate in the Program.

     b.  "Performance Period" means one fiscal year for the ST
         Plan and a period of three consecutive fiscal years for the VA Plan.

     c. "Base Salary" as relates to the ST Plan is the base salary of officers' compensation, before any deferrals and excluding any amounts paid under the VA Plan.
         Base Salary as relates to the VA Plan is the cumulative base salary of officers' compensation for a three-year Performance Period, before any deferrals and excluding any amounts paid pursuant to the ST Plan.

     d. "Total Actual Gross Patronage Dividend" is a dividend dollar amount derived from actual Retail Support Center
         (RSC) sales combined with actual Lumber and Building Material (LBM) sales. It specifically includes the following components:

         -  Total Patronage Dividend,
         -  International or Other Non-Patronage Income or Loss,
         -  Paint International Non-Patronage Income (Loss),
         -  Stop Handling Charge Subsidy,
         -  Stop Freight Subsidy,
         -  LTL Plus HC Subsidy
         -  LBM Up front Discounts,
         -  Retail Support Costs, and
         -  Other Significant Nonrecurring Items.

     e. "Total Gross Patronage Dividend Threshold" is the minimum acceptable dividend dollar amount derived from planned RSC sales and planned LBM sales (i.e., actual dividends below this level do not warrant a VA Plan payout).

     f. "Permanent Sharing Ratio" is a constant percent to be applied to the difference between the Total Actual Gross Patronage Dividend and the Total Gross Patronage Dividend Threshold for purposes of determining the annual contribution/deduction to the VA Plan dollar pool.

     g. "Participant Sharing Ratio" is a unique percent assigned to each Participant which indicates how the total VA Plan dollar pool will be distributed. Each Participants's ratio will be determined by his/her Base Salary divided by the sum of all Base Salaries. All individual Participant Sharing Ratios will total 100 percent for any given VA Plan Performance Period.

     h. "Participant Account" is a record of the cumulative annual adjustments of awards under the VA Plan allocated to a Participant.

     i. "Retirement", for the purposes of this Program only, shall be defined as the first day of the month following the conclusion of a Participant's active employment.

     j. "Disability" shall be defined as when a Participant becomes totally disabled as described in the Corporation's Long-term Disability Plan.


5.   PROGRAM ADMINISTRATION

     Compensation and Human Resources Committee: The Board Compensation and Human Resources Committee (the Committee) shall be responsible for overall Program administration
     The Committee is authorized to interpret the Program, to prescribe, amend, and rescind rules and regulations relating to the Program, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Program, but only to the extent not contrary to the express provisions of the Program.

     The Committee may request the assistance of the Board in making any determination under the Program or in carrying out its duties hereunder. The Committee may also delegate selected responsibilities to Corporation officers to facilitate day-to-day Program administration. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Program shall be final, binding and conclusive for all purposes and upon all persons whomsoever.

     Amendment, Modification, and Termination of the Program: The Board, or if designated the Committee, may at any time terminate, and from time to time may amend or modify the Program to meet the best interests of the Corporation (e.g., to modify the incentive pool calculation formula inlight of a major acquisition or merger). Amendments to the Program will only be made inlight of extraordinary events, under which a failure to amend would result in a performance award not consistent with the stated purpose of the Program.


6.   ST PLAN DESIGN

     Performance Measure: CEO, and/or President, and Participants will, on a periodic basis, develop individual business objectives for eligible participants. Once approved, these objectives will become the primary basis for assessing performance and assigning awards under the ST Plan. The CEO, and/or President, at his discretion, may also consider other factors in assessing overall performance.

     Performance Period: The ST Plan is designed to operate with one-year Performance Periods.

     Award Opportunities: The maximum award opportunity for any given Participant will be 20 percent of his/her Base Salary.


7.   VA PLAN DESIGN

     Performance Measure: Participants will share in a proportion of the value added to the Corporation over time.
     Each fiscal year an adjustment (contribution or deduction) will be made to an incentive fund for the VA Plan
     Participants based on the value added to the Corporation during the year.

     The value added is based on Actual Gross Patronage Dividend realized during the fiscal year over a Gross Patronage Dividend Threshold for the same fiscal year. Corporation performance (in terms of Gross Patronage Dividend) above the threshold level will result in an increase in the incentive fund based on the Permanent Sharing Ratio. Company performance below the threshold will result in a deduction from the incentive fund based on the Permanent Sharing Ratio.

     Following is a presentation of initial ratios pertaining to the VA Plan. These ratios may be adjusted from time to time by the Board:

        Gross Patronage Dividend Threshold for actual RSC sales is 5.5 percent

        Gross Patronage Dividend Threshold for actual LBM sales is 0.8 percent

        Permanent Sharing Ratio is 3.9 percent.


     A financial model which supports the VA Plan is presented in Exhibit B.

     Performance Period: The VA Plan is designed to operate with three-year Performance Periods, with a new Performance
     Period beginning each year.

     Award Opportunities: The Corporation's Compensation Strategy calls for a greater emphasis on rewarding long-term performance. With this in mind, the VA Plan calls for targeted award opportunities equal to 45 percent of the CEO's, and/or President's, Base Salary, and 30 percent of other Participants' Base Salaries. These targets are reflected in the initial Permanent Sharing Ratio and will be considered in establishing Permanent Sharing Ratios for future Performance Periods.


8.   ADJUSTMENTS TO THE PARTICIPANTS' VA PLAN ACCOUNTS

     Collectively: Adjustments to the value-added account of Participants will be made annually. The total performance adjustment for all Participants as a group will be calculated as follows:

     -  If the Total Actual Gross Patronage Dividend exceeds the
        Total Gross Patronage Dividend Threshold, the total amount to be added is equal to the excess multiplied by the Permanent Sharing Ratio.

     - If the Total Actual Gross Patronage Dividend is less than the Total Gross Patronage Dividend Threshold, the total amount to be subtracted is equal to the shortfall multiplied by the Permanent Sharing Ratio. The subtraction can either be applied to Participants' current Performance Period accounts or to their deferred nonvested award account (see Section 9).

     Individually: A Participant Sharing Ratio will be assigned to each VA Plan Participant based on his/her Base Salary as a percentage of the total Base Salaries for all Participants. The total funded award pool will be allocated to individual Participants based on their respective ratios. Individual accounts will be maintained on a yearly basis, and Participants will receive periodic statements detailing account value and the effect of recent financial results.


9.   VA PLAN VESTING AND DISTRIBUTION

     A Participant immediately vests in two-thirds of the calculated award at the end of each Performance Period. Of the vested amount, half will be paid in cash or deferred at employee's option within the first quarter of the subsequent Fiscal Year. The other half may be invested in the Pacific Mutual or Metropolitan supplemental life insurance plans or deferred at employee's option (See Section 10).

     With regard to the remaining one-third award, it may be immediately deferred, but it becomes vested one year following the end of the Performance Period. For example, the non-vested award portion applicable for the 1992-1994 VA Plan will become vested as of the end of Fiscal Year 1995.


10.  ST AND VA PLAN DEFERRAL ELECTION

     Prior to or during the Performance Period, a Participant may elect to defer to a future date any or all of his/her award that otherwise would be payable. Such decisions are subject to Deferral Plan provisions and shall be made prior such sums becoming earned and payable.


11.  CHANGES IN EMPLOYMENT STATUS

     If a Program Participant's employment terminates during a Performance Period because of death, retirement, or permanent disability, the Participant (or his/her Beneficiary) will be 100 percent vested in his/her account and immediately payable unless otherwise deferred by the Participant (See Section 10). In the case of voluntary termination and involuntary termination, the Participant will forfeit any award that is not vested or vested by subject to the required one year deferral period.


12.  CHANGES IN CONTROL

     Upon the occurrence of a Change in Control of the Corporation, Participants' awards for the Plans then in effect shall be calculated based on a pro rata application of the performance criteria as of the end of the date the Change of Control is effective. All awards then made, as well as any prior awards currently non-vested or in required deferral, will become immediately vested with cash payments made within a 90 day period unless otherwise deferred by Participant (See Section 10).


13.  WITHHOLDING PAYROLL TAXES

     To the extent required by the laws in effect at the time payments are made, the Corporation shall withhold from payments made hereunder any taxes required to be withheld for federal, state, or local governmental purposes.


14.  MODE OF PAYMENT

     All payments under the Program shall be made by negotiable check or other case equivalent.


15.  BENEFICIARY DESIGNATION

     If a Participant dies before receiving all the distributions to which he/she is entitled, the remainder will be paid to such person as may be designated by an instrument in writing, and in a form acceptable to the Committee, executed by the Participant and delivered to the Committee during the Participant's lifetime, which designation the Participant may revoke or modify from time to time by an instrument in writing in a form acceptable to the Committee, executed by the Participant and delivered to the Committee during the Participant's lifetime. If no such designation is delivered to the Committee, or if no such designated Beneficiary is then living, then the remaining distributions shall be paid to the surviving spouse of the Participant, or in the even there is no such surviving spouse, to the estate of the Participant.


16.  NON-ALIENATION

     A Participant shall have no right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts payable under this Program, and no benefit payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.



17.  NO EMPLOYMENT RIGHTS

     Nothing in this Program shall interfere with or limit in any way the right of the Corporation to terminate any Participant's employment at any time for any reason, nor confer upon any Participant any right to continue in the employ of the Corporation or its subsidiaries.


18.  GOVERNING LAW

     This Program shall be construed in accordance with the laws of the State of Illinois.




IN WITNESS WHEREOF, The Corporation has adopted this the amended, restated, and retitled ACE HARDWARE CORPORATION OFFICER INCENTIVE
PLAN as of June 7, 1994.






                              ACE HARDWARE CORPORATION,
                              A Delaware Corporation

                              BY: _______________________________
                              Chairman of the Board of Directors

                                            and


                              BY: _______________________________
                                  President and CEO




























                            EXHIBIT B






                E L I G I B L E   O F F I C E R S



                           DAVE HODNIK

                           BILL LOFTUS

                         MIKE BODZEWSKI

                        PAUL INGEVALDSON

                           RITA KAHLE

                           DAVE LEAGUE

                            DAVE MYER

                            FRED NEER

                           DON SCHUMAN



































                            EXHIBIT B






            E L I G I B L E   P A R T I C I P A N T S

                         B Y   T I T L E





                             1 9 9 4

                 EXECUTIVE VICE PRESIDENT AND COO

                      SENIOR VICE PRESIDENT

                         VICE PRESIDENT




                             1 9 9 5

                        PRESIDENT AND COO

                      SENIOR VICE PRESIDENT

                          VICE PRESIDENT